Exhibit 10.64

MASTER CONVEYANCE AGREEMENT

[MCG Capital Corporation to MCG Finance IV, LLC to MCG Commercial Loan Trust 2003-1]

MASTER CONVEYANCE ASSIGNMENT, dated as of March 11, 2004 among MCG Capital Corporation, a Delaware corporation (“Originating Seller”), MCG Finance IV, LLC, a Delaware limited liability company (“Initial Purchaser”), and MCG Commercial Loan Trust 2003-1, a Delaware statutory trust (“Ultimate Purchaser”).

1. Reference is hereby made to (a) that certain Amended and Restated Credit and Warehouse Agreement (as amended, restated, supplemented and otherwise modified and in effect from time to time, the “Credit Agreement”) dated as of January 29, 2004, as amended and restated as of March 11, 2004, among Originating Seller, Ultimate Purchaser and UBS AG, Stamford Branch (“UBS”), and (b) that certain Pledge and Security Agreement (as amended, supplemented and otherwise modified and in effect from time to time, the “Pledge Agreement”) dated as of March 11, 2004 among Ultimate Purchaser, Initial Purchaser, Originating Seller, UBS and Wells Fargo Bank, National Association, as custodian (in such capacity, together with its successors in such capacity, “Custodian”). Capitalized terms used but not defined herein have the respective meanings given to such terms in the Credit Agreement.

2. As contemplated by Section 2(a) of the Credit Agreement, Originating Seller may on any Business Day during the Accumulation Period enter into a commitment on behalf and for account of Ultimate Purchaser to purchase a Collateral Debt Security from Originating Seller, an Affiliate of Originating Seller or other lender to be included in the Warehouse Portfolio for settlement during the Accumulation Period. Originating Seller may from time to time send a written or electronic notice to UBS requesting UBS’s consent to such purchase, and UBS may give its written or electronic consent to such purchase. Any Collateral Debt Security as to which UBS shall have given such consent and which is conveyed by the Originating Seller to the Initial Purchaser is herein referred to as a “Subject Loan”.

3. Effective immediately upon the consummation of the settlement of the purchase by Originating Seller of any Subject Loan with the proceeds of financing made available by UBS under the Credit Agreement (automatically without any further action by any party hereto), Originating Seller does hereby convey to Initial Purchaser, and Initial Purchaser does hereby acquire and accept, by way of capital contribution, without recourse to Originating Seller except as provided in the Credit Agreement, all right, title and interest of Originating Seller in and to such Subject Loan and all associated agreements and evidences of such indebtedness. Originating Seller and Initial Purchaser agree that such conveyance is intended to be a capital contribution or other absolute transfer of ownership of such Subject Loan. With respect to such Subject Loan, Originating Seller warrants to Initial Purchaser and Ultimate Purchaser as provided in Section 8-108(a) of the Uniform Commercial Code as in effect in the State of New York (the “UCC”) as if such Subject Loan were a “security” for purposes of Article 8 of the UCC.

4. Effective immediately upon the consummation of the capital contribution by Originating Seller to Initial Purchaser of any Subject Loan (automatically without any further action by any party hereto), (a) Initial Purchaser does hereby sell, assign and transfer to Ultimate Purchaser, and Ultimate Purchaser does hereby acquire and accept, without recourse to Originating Seller except as provided in the Credit Agreement and without recourse to Initial Purchaser, all right, title and interest of Initial Purchaser in and to such Subject Loan and all associated agreements and evidences of such indebtedness (and all related rights of Initial Purchaser against Originating Seller under the immediately preceding paragraph) and (b) Ultimate Purchaser shall pay to Initial Purchaser the purchase price for such Subject Loan specified in the Credit Agreement. Originating Seller, Initial Purchaser and Ultimate Purchaser agree that such sale, assignment and transfer is intended to be a sale or other absolute transfer of ownership of such Subject Loan.

5. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No Person other than the parties hereto shall have any rights or obligations under this Agreement. Neither this Agreement nor any right or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) or delegated by any party hereto without the prior written consent of each other party, except that each of Originating Seller, Initial Purchaser and Ultimate Purchaser may (a) pledge its rights hereunder to UBS as provided in the Pledge Agreement, (b) pledge its rights hereunder to any trustee under the Indenture referred to in the Credit Agreement and (c) transfer all of its rights and obligations hereunder pursuant to a transfer of all or substantially all its assets to another Person. Any purported transfer that is not in compliance with this provision will be void.

6. This Agreement may be executed and delivered in any number of counterparts (including by facsimile transmission or other written form of communication), each of which shall be deemed an original as against each party whose signature appears thereon, and all of which shall together constitute one and the same enforceable, effective and valid instrument. No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties hereto.

7. This Agreement shall be construed in accordance with, and this Agreement and all matters arising out of or relating in any way whatsoever to this Agreement (whether in contract, tort or otherwise) shall be governed by, the law of the State of New York (without reference to any choice of law doctrine that would have the effect of causing this Agreement to be construed in accordance with or governed by the law of any other jurisdiction).

8. With respect to any suit, action or proceedings relating to this Agreement (“Proceedings”), each party irrevocably: (i) submits to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City; and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party. Nothing in this Agreement precludes any party from bringing Proceedings in any other jurisdiction, nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MCG CAPITAL CORPORATION (AS ORIGINATING SELLER)		MCG FINANCE IV, LLC (AS INITIAL PURCHASER)

By:	/s/ Steven F. Tunney	By:	/s/ Samuel G. Rubenstein

Name:	Steven F. Tunney	Name:	Samuel G. Rubenstein

Title:	President and Chief Operating Officer	Title:	General Counsel and Executive Vice President

By:	/s/ Samuel G. Rubenstein

Name:	Samuel G. Robinson

Title:	General Counsel and Executive Vice President

MCG COMMERCIAL LOAN TRUST 2003-1 (AS ULTIMATE PURCHASER)

By: MCG Capital Corporation (as Collateral Manager)

By:	/s/ Samuel G. Rubenstein

Name:	Samuel G. Rubenstein

Title:	General Counsel and Executive Vice President

Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION,

AS CUSTODIAN

By:	/s/ Joe Nardi

Name:	Joe Nardi

Title:	Vice President